SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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KILROY REALTY CORPORATION

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KILROY REALTY CORPORATION

12200 W. OLYMPIC BOULEVARD, SUITE 200

LOS ANGELES, CALIFORNIA 90064

March 21, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 annual meeting of stockholders of KILROY REALTY CORPORATION to be held on May 8, 2003, at 10:00 a.m., local time, at The Beverly Hilton Hotel located at 9876 Wilshire Boulevard, Beverly Hills, California 90210.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage-paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

Richard E. Moran Jr.

Executive Vice President,

Chief Financial Officer and Secretary

KILROY REALTY CORPORATION

12200 W. OLYMPIC BOULEVARD, SUITE 200

LOS ANGELES, CALIFORNIA 90064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2003

To the Stockholders of Kilroy Realty Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Kilroy Realty Corporation, a Maryland corporation (the “Company”), will be held at The Beverly Hilton Hotel located at 9876 Wilshire Boulevard, Beverly Hills, California 90210 on May 8, 2003, at 10:00 a.m., local time, for the following purposes:

1.    To elect two directors to the Company’s Board of Directors to serve until the annual meeting of stockholders in the year 2006 and until their successors are duly elected and qualify;

2.    To consider and act upon one stockholder proposal, if presented at the meeting; and

3.    To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Company’s Board of Directors has fixed the close of business on March 4, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the election of the Board of Director nominees named therein and recommends that the stockholders vote AGAINST the stockholder proposal contained therein. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

Richard E. Moran Jr.

Executive Vice President,

Chief Financial Officer and Secretary

March 21, 2003

Los Angeles, California

KILROY REALTY CORPORATION

12200 W. OLYMPIC BOULEVARD, SUITE 200

LOS ANGELES, CALIFORNIA 90064

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2003

PROXY STATEMENT

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kilroy Realty Corporation, a Maryland corporation (the “Company”), of proxies from the holders of the Company’s issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), to be exercised at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2003 at The Beverly Hilton Hotel located at 9876 Wilshire Boulevard, Beverly Hills, California 90210 at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following proposals (the “Proposals”):

1.    The election of two directors to the Company’s Board of Directors to serve until the annual meeting of stockholders to be held in the year 2006 and until their successors are duly elected and qualify;

2.    One shareholder proposal, if presented at the meeting; and

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only the holders of record of the shares of Common Stock at the close of business on March 4, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter voted on at the meeting. As of the Record Date, 27,464,983 shares of Common Stock were outstanding. This Proxy Statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about March 28, 2003.

A majority of the shares of Common Stock outstanding must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In order to be elected as a director, a nominee must receive a plurality of all the votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast in the election of the directors, abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the Proposal regarding the election of the directors. The stockholder proposal must be approved by a plurality of the votes cast, assuming a quorum is present. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote of the stockholder proposal.

The shares of Common Stock represented by all properly executed proxies returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, FOR election of the two director nominees named herein and AGAINST approval of the stockholder proposal. As to any other business that may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. The Company does not presently know of any other business that may come before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, unless otherwise indicated, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein. Any person giving a proxy has the right to revoke it at any time before it is exercised (i) by filing with the Secretary of the Company a duly signed revocation or a proxy bearing a later date or (ii) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

The Company’s executive offices are located at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, telephone (310) 481-8400. References herein to the “Company” refer to Kilroy Realty Corporation and its subsidiaries, unless the context otherwise requires.

The date of this Proxy Statement is March 21, 2003.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s articles of incorporation, as amended (the “Charter”), the Company’s bylaws, as amended (the “Bylaws”), and resolutions adopted by the Company’s Board of Directors (the “Board”), the Board presently consists of seven directors, with one vacancy. The Board is divided into three classes serving staggered three-year terms, consisting of two members whose term will expire at the Annual Meeting, two members whose terms will expire at the 2004 annual meeting of stockholders and two members whose terms will expire at the 2005 annual meeting of stockholders.

Pursuant to the Charter, at each annual meeting the successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Accordingly, at the Annual Meeting, the nominees for election will be elected to hold office for a term of three years until the annual meeting of stockholders to be held in the year 2006, and until their successors are duly elected and qualify. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the nominees to the Board listed below. Each such nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the Annual Meeting has been furnished to the Company by the respective individuals.

The Board recommends a vote FOR the election of John B. Kilroy, Jr. and Dale F. Kinsella to serve until the annual meeting of stockholders to be held in the year 2006 and until their respective successors are duly elected and qualify.

Nominees for Director

The following table sets forth certain current information with respect to the nominees for directors to the Board of the Company:

Name	Age	Director Since	Position With The Company
John B. Kilroy, Jr.	54	1996	President, Chief Executive Officer and Director
Dale F. Kinsella	54	1997	Director

The following is a biographical summary of the experience of the nominees for directors to the Board of the Company:

John B. Kilroy, Jr., has served as the Company’s President, Chief Executive Officer and Director since its incorporation in September 1996. Prior to joining the Company, Mr. Kilroy served in the same capacity for Kilroy Industries (“KI”), the predecessor to the Company and was responsible for the overall management of all facets of KI and its various affiliates since 1981. Mr. Kilroy has been involved in all aspects of commercial and industrial real estate development, construction, acquisition, sales, leasing, financing, and entitlement since 1967 and worked for KI for over 30 years. Mr. Kilroy became President of KI in 1981 and was elected Chief Executive Officer in 1991. Prior to that time, he held positions as Executive Vice President and Vice President—Leasing & Marketing. He is a trustee of the El Segundo Employers Association, and a past trustee of Viewpoint School, the Jefferson Center For Character Education and the National Fitness Foundation. Mr. Kilroy attended the University of Southern California. Mr. Kilroy is the son of John B. Kilroy, Sr., the Chairman of the Company’s Board of Directors.

Dale F. Kinsella, has been a member of the Company’s Board since its inception as a public company in January 1997. Mr. Kinsella is currently a partner with the law firm of Greenberg, Glusker, Fields, Claman,

Machtinger & Kinsella LLP. Prior to that time, he had been a partner with the Los Angeles law firm of Kinsella, Boesch, Fujikawa & Towle. Mr. Kinsella received his undergraduate degree from the University of California at Santa Barbara and his Juris Doctor degree from the University of California at Los Angeles.

Vote Required

The election of each director requires the plurality of the votes cast by the holders of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting. The Board recommends a vote “FOR” the election of John B. Kilroy, Jr. and Dale F. Kinsella to serve until the annual meeting of stockholders to be held in the year 2006 and until their respective successors are duly elected and qualify.

Directors Continuing in Office

Information concerning the other directors of the Company whose terms do not expire at the Annual Meeting is set forth below.

Name	Age	Position With The Company	Term
John B. Kilroy, Sr.	80	Chairman of the Board	2005
John R. D’Eathe	67	Director	2004
William P. Dickey	60	Director	2004
Matthew J. Hart	50	Director	2005

John B. Kilroy, Sr., has served as the Company’s Chairman of the Board since its incorporation in September 1996, and served in the same capacity for KI, since 1954. In 1947, Mr. Kilroy founded the businesses that were incorporated in 1952 as the entity known as KI. Mr. Kilroy served as KI’s President from 1952 until 1981, and as its Chairman of its Board of Directors from 1954 to 1997. Mr. Kilroy is a nationally recognized member of the real estate community, providing the Company with strategic leadership and a broad based network of relationships. Mr. Kilroy is a trustee of the Independent Colleges of Southern California, serves on the board of directors of Pepperdine University, and is a past trustee of Harvey Mudd College. Mr. Kilroy is the father of John B. Kilroy, Jr., the Company’s President and Chief Executive Officer.

John R. D’Eathe, has been a member of the Company’s Board since October 1997. Mr. D’Eathe is a 30-year veteran of real estate development and management in Canada, Europe and the United States. Since 1980, Mr. D’Eathe has been serving as the President of Freehold Development Canada Ltd., which is primarily focused on commercial and industrial development in western Canada. From 1970 to 1979, Mr. D’Eathe was President and Chief Executive Officer of Canadian Freehold Properties Ltd., a Canadian-based development company involved in commercial projects in both Canada and the United States. From 1965 to 1969, he served as a Director and Senior Vice President of Grosvenor International, a private real estate group that owns and develops property around the world. Mr. D’Eathe is the Chairman of Bentall Capital Management, one of Canada’s largest pension fund real estate investment and advisory firms. In addition, he has been the Chairman of Spark Music Inc., of Vancouver since 1992, and has been a director of John Hancock’s Maritime Life Assurance Company since 1995. Mr. D’Eathe holds an honors Bachelor of Laws degree from London University, UK and is an associate member of The Canadian Bar Association.

William P. Dickey, has been a member of the Company’s Board since its inception as a public company in January 1997. Mr. Dickey has been the President of The Dermot Company, Inc., a real estate investment and management company since 1990. From 1986 to 1990, Mr. Dickey was a Managing Director of Real Estate for the First Boston Corporation. Prior to 1986, Mr. Dickey was a partner at the New York law firm of Cravath, Swaine & Moore, where he started as an associate beginning in 1974. Mr. Dickey is a member of the board of directors of Mezzanine Capital Property Investors, Inc., a REIT that invests primarily in East Coast office/mixed use space. Mr. Dickey received his undergraduate degree from the United States Air Force Academy, his Masters Degree from Georgetown University and his Juris Doctor Degree from Columbia Law School.

Matthew J. Hart, has been a member of the Company’s Board since its inception as a public company in January 1997. Mr. Hart joined Hilton Hotels Corporation in 1996 and presently serves as its Executive Vice President and Chief Financial Officer. Mr. Hart is primarily responsible for Hilton’s corporate finance and development activities. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company from 1995 to 1996. From 1981 to 1995, Mr. Hart was employed by Host Marriott Corporation (formerly known as Marriott Corporation), most recently as its Executive Vice President and Chief Financial Officer. Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart is a member of the board of directors of Heal the Bay and the Westside Breakers Soccer Club, both nonprofit organizations. Mr. Hart received his undergraduate degree from Vanderbilt University and a Masters of Business Administration from Columbia University.

Board of Directors Meetings and Attendance

During the year ended December 31, 2002, the Board held four meetings and conducted two meetings by unanimous written consent. All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of the committees of the Board on which such directors served.

Independent Directors

Messrs. D’Eathe, Dickey, Hart and Kinsella are considered to be Independent Directors. An “Independent Director” is a director who is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, or who is not an individual member of an organization acting as an advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director’s fees. All of the Company’s Independent Directors are “independent” from the Company as defined by the current listing standards of the New York Stock Exchange (“NYSE”), as well as the more stringent standards currently proposed by the NYSE.

Board Committees

The Board of Directors of the Company has an Audit Committee, an Executive Compensation Committee, a Nominating/Corporate Governance Committee, an Independent Committee, and an Executive Committee.

Audit Committee.    The Audit Committee consists of three Independent Directors: Mr. Hart, who serves as its Chairman, and Messrs. D’Eathe and Dickey. Each of Messrs. Hart, D’Eathe and Dickey is financially literate and is an “audit committee financial expert”, as determined by the Board in accordance with the Securities and Exchange Commissions’ final rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence and performance of the Company’s independent public accountants. The Audit Committee is governed by a written charter approved by the Board. Information regarding the specific functions performed by the Audit Committee and the number of meetings held during 2002 is set forth in the “Report of the Audit Committee” below.

Executive Compensation Committee.    The Executive Compensation Committee consists of three Independent Directors: Mr. D’Eathe, who currently serves as its Chairman, and Messrs. Dickey and Kinsella. In February 2003, the Board appointed Mr. D’Eathe as Chairman of the Executive Compensation Committee to succeed Mr. Dickey. The function of the Executive Compensation Committee is to (i) establish, review, modify and adopt remuneration levels for executive officers of the Company, and (ii) implement the Company’s Stock Incentive Plan and any other incentive programs. The Executive Compensation Committee held five meetings during 2002.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee consists of four Independent Directors: Mr. Dickey, who serves as its Chairman, and Messrs. D’Eathe, Hart and Kinsella. The purpose of the Nominating/Corporate Governance Committee is to (i) identify individuals qualified to become Board members, (ii) select or recommend that the Board select the director nominees for the annual meeting of stockholders beginning in 2004, (iii) recommend to the Board a set of corporate governance principles applicable to the Company, and (iv) provide ongoing guidance with respect to corporate governance matters. The Nominating/Corporate Governance Committee was formed in February 2003.

Independent Committee.    The Independent Committee consists of four Independent Directors: Mr. Kinsella, who serves as its Chairman, and Messrs. Dickey, Hart and D’Eathe. The Independent Committee has the authority to approve transactions between the Company and its affiliates, including, without limitation, John B. Kilroy, Sr., John B. Kilroy, Jr. and their respective affiliates. The Independent Committee held one meeting during 2002.

Executive Committee.    The Executive Committee consists of Mr. Kilroy, Jr., who serves as its Chairman, and Messrs. Kilroy, Sr. and Kinsella. Subject to the Company’s conflict of interest policies, the Executive Committee has authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Agreement of Limited Partnership as amended from time to time (the “Partnership Agreement”) of Kilroy Realty, L.P. (the “Operating Partnership”), to cause the Operating Partnership to take such actions). The Executive Committee did not hold any meetings during 2002.

Report of the Audit Committee

The Audit Committee of the Company’s Board of Directors is composed of independent directors who satisfy the current listing standards of the New York Stock Exchange, as well as the more stringent standards proposed by the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee approves the selection of the Company’s independent auditors and reviews and discusses the audited financial statements in the Annual Report with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls.

The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2002 with management and the independent auditors. The Committee discussed with the independent auditors their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards Statement of Auditing Standard Number 61, “Communications with Audit Committees”, as currently in effect. In addition, the Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it discussed with the auditors their independence from the Company. The Committee also considered the compatibility of the independent auditors’ provision of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope of their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. The Committee held seven meetings during fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements as of and for the year ended December 31, 2002 be included in the Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

Audit Committee

Matthew J. Hart, Chairman

John R. D’Eathe

William P. Dickey

Compensation of Directors

During 2002, the Company paid each of its non-employee directors listed below annual compensation of $20,000 for his services. In addition, each non-employee director also received annual compensation of $2,000 for his services as chairman of any committee of the Board and $1,000 for each Board and committee meeting attended by such director. Each non-employee Director was also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors were not paid any directors fees.

In addition, under the Company’s 1997 Stock Option and Incentive Plan (the “Stock Incentive Plan”), upon initial election to the Board, the Chairman was automatically granted options to purchase 15,000 shares of common stock and each Independent Director was automatically granted options to purchase 10,000 shares of Common Stock which vest pro rata in annual installments over a three-year period. On each anniversary of his election to the Board, prior to February 1999, each Independent Director received an option to purchase 1,000 shares of Common Stock which vest pro rata in annual installments over a three-year period. In February 1999, the annual grant to each non-employee director was increased to options to purchase 5,000 shares of Common Stock based upon Board approval of a recommendation by management to modify and increase the Board’s compensation structure to a level comparable to the Company’s peers. For administrative simplicity, the revised structure provided that all future option grants to Board members would be made on a common annual date, rather than the respective anniversary dates of each Board member’s election to the Board. All stock options were issued pursuant to the Stock Incentive Plan at an exercise price equal to or greater than the fair market value of the Common Stock at the date of grant. In February 2003, the Board temporarily deferred the annual grants of options to the Independent Directors pending a review of Board compensation. The Board has engaged an independent compensation consultant to advise it on Board compensation.

The following sets forth certain information concerning stock options held by the Company’s non-employee Directors at December 31, 2002:

Name	Grant Date	Exercise Price per Share	Exercisable at December 31, 2002	Unexercisable at December 31, 2002
John R. D’Eathe	2/19/02	$25.77	—	5,000
	2/18/01	26.51	1,667	3,333
	2/18/00	20.75	3,334	1,666
	2/18/99	20.38	5,000	—
	10/17/98	20.56	1,000	—
	10/17/97	27.25	10,000	—

William P. Dickey	2/19/02	$25.77	—	5,000
	2/18/01	26.51	1,667	3,333
	2/18/00	20.75	3,334	1,666
	2/18/99	20.38	5,000	—
	2/2/98	28.56	1,000	—
	1/31/97	23.00	10,000	—

Matthew J. Hart	2/19/02	$25.77	—	5,000
	2/18/01	26.51	1,667	3,333
	2/18/00	20.75	1,667	1,666
	2/18/99	20.38	1,667	—
	2/2/98	28.56	1,000	—
	1/31/97	23.00	10,000	—

John B. Kilroy, Sr.	2/19/02	$25.77	—	5,000
	2/18/01	26.51	1,667	3,333
	2/18/00	20.75	3,334	1,666
	2/18/99	20.38	5,000	—
	1/31/97	23.00	15,000	—

Dale F. Kinsella	2/19/02	$25.77	—	5,000
	2/18/01	26.51	1,667	3,333
	2/18/00	20.75	3,334	1,666
	2/18/99	20.38	5,000	—
	2/2/98	28.56	1,000	—
	1/31/97	23.00	10,000	—

PROPOSAL 2: STOCKHOLDER PROPOSAL

The Company was notified that Services Employees International Union (“SEIU”), 1313 L Street, NW, Washington D.C. 20005, intends to present the following proposal at the Company’s Annual Meeting on May 8, 2003.

Stockholder Proposal

“Resolved: The shareholders of Kilroy Realty Corporation (the Company) request the Board of Directors redeem the shareholder rights issued in October, 1998 unless such issuance is approved by the affirmative vote of the outstanding shareholders, to be held as soon as is practicable.”

Supporting Statement

On October 15, 1998 the Board of Directors of Kilroy Realty Corporation issued, without shareholder approval, certain shareholder rights pursuant to a Shareholder Rights Plan. These rights are a type of anti-takeover device, commonly referred to as a “poison pill,” which injure shareholders by reducing management accountability and adversely affecting shareholder value.

While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills “amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

Rights plans like ours have become increasingly unpopular in recent years. Last year, a majority of shareholders at Kilroy Realty Corporation, Sears, Safeway, Raytheon, PG&E, and Goodyear Tire & Rubber, among others, voted in favor of proposals asking management to redeem or repeal poison pills. In addition, the Council of Institutional Investors—an organization of large corporate and public pension plans—calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decision that affect the Company’s governance and performance, we urge the Company to redeem the Shareholder Rights Plan or subject it to a vote as soon as may be practical.

Board Response to Stockholder Proposal

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes that the stockholder proposal is not in the best interest of the Company or you, the stockholders, and unanimously recommends that you vote against it.

The Board adopted the current Rights Agreement (the “Plan”) to protect our stockholders against abusive takeover tactics and to ensure that each stockholder is treated fairly in any transaction involving an acquisition of control of the Company. Before making its decision, the Board reviewed the arguments for and against adopting such a plan and approved the Plan because it believed that the Plan would enable it to better represent the interests of its stockholders in the event of a hostile takeover bid.

The Board’s duty to the Company is to consider and evaluate any legitimate acquisition proposal and to determine whether any offer would deliver full value to Company. The Plan provides the means for the Board, as your elected representatives, to fulfill this duty and to maximize the value for, and protect the interest of all stockholders. The Plan is not intended to and does not, prevent or inhibit a legitimate takeover offer but encourages a bidder to negotiate with the Board. This strengthens your Board’s bargaining position with the bidder. Also, the Plan does not eliminate the obligation of the directors to exercise their legal duties. Rather, the Plan also gives the Board a greater period of time to evaluate an acquisition offer and properly consider all relevant information outside of the “crisis” environment that typically occurs when a potential acquiror makes a hostile bid. Stockholders benefit from a more stable trading environment and from the increased likelihood of receiving proper value and a higher premium in the event of a change in control. Employees and customers benefit because we will not face the myriad distractions caused by coercive, inadequate or insufficiently funded offers. All of our constituents can be assured that any change in control will be the result of careful consideration and not decisions forced to be made in the heat of a crisis. The Plan allows the Board to reject an offer that does not reflect the full value of the Company or that is not fair to all stockholders, or to seek alternative proposals that would better reflect the full value of the Company and treat all stockholders fairly.

There is substantial empirical evidence that such a rights plans may better position a board of directors to achieve the best result for all stockholders in the event there is a bid for the Company. In fact, two studies published in 1997 provide strong evidence that, in general, companies with rights plans tend to receive higher takeover premiums than those without them. The study by proxy solicitor Georgeson & Company, Inc. of 319 take-over transactions with a deal size of over $250 million from 1992 to 1996 found that companies with rights plans received on average 8 percentage points higher takeover premiums than companies without such plans. In 1997, J.P. Morgan reviewed 300 of $500 million-plus majority-stake acquisitions from 1993 through June 1997 and found that the median acquisition premium (the price paid over the stock price five days before the offer) was 9.4% higher when a company had a rights plan in place.

Also, empirical evidence supports that the presence of a stockholder rights plan does not increase the likelihood of the withdrawal of a friendly bid or the defeat of a hostile bid nor does it reduce the likelihood of a company becoming a takeover target. In fact, as displayed below, companies with stockholder rights plans had a slightly higher takeover rate than companies without plans. The following information is based upon a study conducted by Jamill Aboumen and Christopher Hayden, and supports the premise that companies with stockholder rights plans have experienced higher takeover rates, and lower takeover bid withdrawal and failure rates, than companies without stockholders rights plans.

TAKEOVER BID WITHDRAWAL RATE
Firms Without Pills	11.2%
Firms With Pills	10.3%

HOSTILE BID FAILURE RATE
Firms Without Pills	66.7%
Firms With Pills	45.0%

TAKEOVER RATE S&P 500/400
Firms Without Pills	5.6%
Firms With Pills	7.7%

Source: Jamill Aboumen and Christopher Hayden, article entitled “Poison Pills, Stockholder Value, and Voting on Recision Proposals” published in Directorship, Inc. (1998)

Your Board’s commitment has always been, and will always be, to serve the best interests of the Company. The Board, as your legal representative, has responsibilities and duties that require it to act in the best interests of the Company in the event of a takeover bid for the Company. Redeeming the rights would take from the Board an essential tool to protect stockholders. In the interest of stockholders, the Board believes that any decision to redeem the rights should be made in context of a specific acquisition offer.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

CERTAIN INFORMATION WITH RESPECT TO NAMED EXECUTIVE OFFICERS

The following sets forth certain current information with respect to the Named Executive Officers of the Company as defined on page 11:

Name	Age	Position
John B. Kilroy, Jr.	54	President, Chief Executive Officer and Director
Jeffrey C. Hawken	44	Executive Vice President and Chief Operating Officer
Richard E. Moran Jr.	51	Executive Vice President, Chief Financial Officer and Secretary
Tyler H. Rose	42	Senior Vice President and Treasurer
Steven R. Scott	46	Senior Vice President, San Diego Development

John B. Kilroy, Jr. has served as the President and Chief Executive Officer of the Company since its incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth under “Proposal 1: Election of Directors—Nominees for Director.”

Jeffrey C. Hawken has served as Executive Vice President and Chief Operating Officer of the Company since it commenced operations as a public company in January 1997. Prior to that time, Mr. Hawken served in the same capacity for KI and was responsible for the management and operations of KI’s real estate portfolio and served on KI’s acquisitions and executive committees. Mr. Hawken joined KI in 1980, as a Senior Financial Analyst, and has been involved in property and asset management with the Company since May 1983. Since that time, he attained the designation of Real Property Administrator through the Building Owner’s and Manager’s Association (“BOMA”). Mr. Hawken is a director for BOMA, Greater Los Angeles and also participates on the Owners Advisory Council and Political Action Committee. Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California. Mr. Hawken is a licensed Real Estate Broker.

Richard E. Moran Jr. has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since December 1996. Prior to that time, Mr. Moran was Executive Vice President, Chief Financial Officer and Secretary of Irvine Apartment Communities, Inc. from 1993 to 1996. Prior to that, Mr. Moran was Executive Vice President, Corporate Finance and Treasurer of The Irvine Company, where he was employed from 1977 to 1993. Previously, he was a certified public accountant and was employed by the public accounting firm of Coopers & Lybrand. He is a member of the Urban Land Institute and serves on the Policy Advisory Board for the Center for Real Estate and Urban Economics at the University of California at Berkeley. Mr. Moran received a Master of Business Administration degree from the Harvard University Graduate School of Business Administration and a Bachelor of Science degree in Accounting from Boston College.

Tyler H. Rose was appointed Senior Vice President and Treasurer in March 1997. Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and was appointed Treasurer in 1996. Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995. From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company. Mr. Rose holds a degree of Master of Business Administration from The University of Chicago Graduate School of Business and a Bachelor of Arts degree in Economics from the University of California at Berkeley.

Steven R. Scott is currently a Senior Vice President of the Company and has served in that capacity since he joined the Company in January 1998. He has more than 20 years of real estate experience. From January 1996 to December 1997, Mr. Scott was Senior Vice President with CB Richard Ellis in San Diego, where he concentrated in corporate services, build-to-suits, and brokerage in the mid-San Diego County markets of Sorrento Mesa, Torrey Pines, University Towne Centre and the I-15 Corridor. Prior to CB Richard Ellis, he was affiliated with the San Diego office of Grubb & Ellis Company for 13 years, most recently as Senior Marketing Consultant. Mr. Scott holds a Bachelor of Science degree in Business Administration from San Diego State University.

EXECUTIVE COMPENSATION

The following table sets forth the salary rates and other compensation paid for the fiscal years ended December 31, 2002, 2001 and 2000, to the Chief Executive Officer and each of the Company’s other executive officers (the “Named Executive Officers”). The Company has entered into employment agreements with each of its Named Executive Officers, except for Steven R. Scott, as described below. See “—Employment Agreements.”

					Long-Term Compensation(1)
		Annual Compensation			Restricted Stock Award
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
John B. Kilroy, Jr.	2002	$875,000	$840,375	(2)	49,655	(3)
Director, President and Chief	2001	$875,000	$771,750		39,131	(4)
Executive Officer	2000	$650,000	$2,250,000		67,500	(5)

Jeffrey C. Hawken	2002	$425,000	$504,225	(2)	32,242	(3)
Executive Vice President and	2001	$425,000	$458,250		25,359	(4)
Chief Operating Officer	2000	$350,000	$825,000		40,500	(5)

Richard E. Moran Jr.	2002	$400,000	$336,150	(2)	19,865	(3)
Executive Vice President, Chief	2001	$400,000	$356,250		17,239	(4)
Financial Officer and Secretary	2000	$350,000	$659,000		27,000	(5)

Tyler H. Rose	2002	$240,000	$161,000	(2)	4,115	(3)
Senior Vice President and	2001	$237,500	$250,000
Treasurer	2000	$225,000	$275,000		10,000	(5)

Steven R. Scott	2002	$240,000	$163,000	(2)	4,023	(3)
Senior Vice President,	2001	$237,500	$100,000
San Diego Development	2000	$225,000	$275,000		10,000	(5)

(1)	Options to purchase an aggregate of 1,240,599 shares of Common Stock and 149,326 restricted shares of Common Stock granted to directors, executive officers and other employees of the Company are currently outstanding. Such options vest pro rata in annual installments over a three-year period. Please refer to footnotes 3 through 5 below with respect to the vesting period of the restricted stock grants. An additional 507,204 shares of Common Stock are reserved for issuance under the 1997 Stock Option and Incentive Plan, as of the date of this Proxy Statement.

(2)	The aggregate amount of the perquisites and other personal benefits, securities or property for each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of salary and bonus for such Named Executive Officer for each of the years presented.

(3)	In February 2003, the Company’s Compensation Committee granted restricted shares of the Company’s Common Stock to the Named Executive Officers under the Company’s 1997 Stock Option and Incentive Plan. All of the shares issued were granted at a value of $21.63 per share, the Company’s closing share price on the grant date. Certain of the shares granted relate to the 2002 Restricted Stock Award and vest on February 10, 2004. The remaining shares granted relate to the 2002 Long Term Incentive Award and vest in two equal installments on the first and second anniversary of the date of grant. The Named Executive Officers are entitled to receive distributions in respect of all such restricted shares. The table below sets forth the number of shares granted to each Named Executive Officer in connection with the 2002 Restricted Stock Award and the 2002 Long Term Incentive Award.

	2002 Restricted Stock Award	2002 Long Term Incentive Award	Total
John B. Kilroy, Jr.	12,951	36,704	49,655
Jeffrey C. Hawken	7,771	24,471	32,242
Richard E. Moran Jr.	5,181	14,684	19,865
Tyler H. Rose	—	4,115	4,115
Steven R. Scott	—	4,023	4,023

Total	25,903	83,997	109,900

(4)	In February 2002, the Company’s Compensation Committee granted restricted shares of the Company’s Common Stock to the President and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer under the Company’s 1997 Stock Option and Incentive Plan. All of the shares issued were granted at a value of $25.74 per share, the Company’s closing share price on the grant date. Certain of the shares granted relate to the 2001 Restricted Stock Award and vest on February 26, 2003. The remaining shares granted relate to the 2001 Long Term Incentive Award and vest in two equal installments on the first and second anniversary of the date of grant. The Named Executive Officers are entitled to receive distributions in respect of all such restricted shares. The table below sets forth the number of shares granted to each the President and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer in connection with the 2001 Restricted Stock Award the 2001 Long Term Incentive Award:

	2001 Restricted Stock Award	2001 Long Term Incentive Award	Total
John B. Kilroy, Jr.	9,994	29,137	39,131
Jeffrey C. Hawken	5,934	19,425	25,359
Richard E. Moran Jr.	4,613	12,626	17,239

Total	20,541	61,188	81,729

(5)	In June 2000, the Company’s Compensation Committee granted restricted shares of the Company’s Common Stock to the Named Executive Officers under the Company’s 1997 Stock Option and Incentive Plan. All of the shares issued under this grant were granted at a value of $24.94 per share, the Company’s closing per share price on the NYSE on the grant date, against the payment of the par value or $0.01 per share. The restricted shares granted all vest on March 1, 2003. The Named Executive Officers are entitled to receive distributions in respect of such restricted shares.

Option Grants in Last Fiscal Year

The Company did not grant options to purchase any shares of Common Stock to the Named Executive Officers during 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning options exercised by Named Executive Officers during the year ended December 31, 2002, and exercised and unexercised options held by the Named Executive Officers at December 31, 2002.

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John B. Kilroy, Jr.	—	—	375,000	—	$128,125	—
Jeffrey C. Hawken	74,871	$462,353	168,672	—	33,059	—
Richard E. Moran Jr.	96,996	$560,106	92,563	—	4,628	—
Tyler H. Rose	24,202	$152,622	243,698	—	86,671	—
Steven R. Scott	10,000	$50,848	—	—	—	—

(1)	Based on the closing price of $23.05 per share of Common Stock on December 31, 2002, as reported by the NYSE.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c) (1)
Equity Compensation plans approved by shareholders	1,240,599	$23.40	625,937
Equity Compensation plans not approved by shareholders	N/A	N/A	N/A

Total	1,240,599	$23.40	625,937

(1)	Includes shares available for future restricted stock grants.

401(k) Plan

The Company has a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate. The 401(k) Plan permits eligible employees of the Company to defer up to 60% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code (the “Code”). The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently makes matching contributions to the 401(k) Plan in an amount equal to fifty-cents for each one dollar of participant contributions up to a maximum of five percent of the participant’s annual salary up to certain limits. Participants vest immediately in the amounts contributed by the Company. Employees of the Company are eligible to participate in the 401(k) Plan after three months of credited service with the Company. For the year ended December 31, 2002, the Company’s contribution to the 401(k) Plan was approximately $284,000. The 401(k) Plan qualifies under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

Employment Agreements

Each of John B. Kilroy, Jr., Jeffrey C. Hawken, Richard E. Moran Jr., and Tyler H. Rose have entered into an employment agreement with the Company. Each of the employment agreements had an initial three-year term and is subject to automatic one-year renewals. Each of the employment agreements provides that the amount paid for annual base compensation and the amount of any bonus is determined at the discretion of the Executive Compensation Committee.

The employment agreements entitle the executives to participate in the Company’s 1997 Stock Option and Incentive Plan and to receive certain other insurance benefits. The employment agreements also provide that in the event of death, the executive’s estate will receive monthly payments of the executive’s annual salary, plus one-twelfth of any bonus to be received, for a period equal to the lesser of the term remaining under the employment agreement or one year. In addition, in the event of a termination by the Company without “cause,” a termination of employment resulting from “disability,” a termination by the executive for “good reason,” or, in the case of Mr. Kilroy and Mr. Moran, a termination pursuant to a “change of control” of the Company (as such terms are defined in the respective employment agreements), the terminated executive will be entitled to (i) severance (the “Severance Amount”) and (ii) continued receipt of certain benefits including medical insurance, life and disability insurance and the receipt of other customary benefits established by the Company for its executive employees for two years following the date of termination (collectively, the “Severance Benefits”). The Severance Amount is equal to the sum of two times the executive’s average annual base compensation and two times the highest annual bonus received during the preceding 36-month period.

Under the employment agreements, “Disability” means a physical or mental disability or infirmity which, in the opinion of a physician selected by the Board, renders the executive unable to perform his duties for six consecutive months or for shorter periods aggregating 180 business days in any 12-month period (but only to the extent that such definition does not violate the Americans with Disabilities Act). “Cause,” as defined under the terms of the respective employment agreements, means (i) the executive’s conviction for commission of a felony or a crime involving moral turpitude, (ii) the executive’s willful commission of any act of theft, embezzlement or misappropriation against the Company or (iii) the executive’s willful and continued failure to substantially perform the executive’s duties (other than such failure resulting from the executive’s incapacity due to physical or mental illness), which is not remedied within a reasonable time. “Good reason” means (i) the Company’s material breach of any of its obligations under the employment agreement (subject to certain notice and cure provisions) or (ii) any removal of the executive from one or more of the appointed offices or any material alteration or diminution in the executive’s authority, duties or responsibilities, without “cause” and without the executive’s prior written consent. “Change of Control” means (i) the event by which the individuals constituting the Board as of the date of the Company’s initial public offering cease for any reason to constitute at least a majority of the Company’s Board; provided, however, that if the election, or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least a majority of the members of the original Board, such new director shall be considered a member of the original Board; (ii) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act, immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20%, or more of the combined voting power of the Company’s then outstanding voting securities unless such acquisition was approved by a vote of at least one more than a majority of the original Board; or (iii) approval by the stockholders of the Company of (a) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (b) a complete liquidation or dissolution of the Company; or (c) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Executive Compensation Interlocks and Insider Participation

The Executive Compensation Committee is comprised of John R. D’Eathe, William P. Dickey, and Dale F. Kinsella. There are no Executive Compensation Committee interlocks and no employees of the Company participate on the Executive Compensation Committee.

Executive Compensation Committee Report on Executive Compensation

The Executive Compensation Committee (the “Committee”) is composed of three Independent Directors.

Role of the Committee

The Committee is responsible for:

•	Developing, administering, and monitoring the Company’s executive compensation programs;

•	Ensuring that the executive compensation programs are designed to be consistent with the Company’s corporate strategies and business objectives;

•	Reviewing and approving all compensation plans affecting the executive officers and management of the Company; and

•	Determining the specific amounts of compensation for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company.

From time to time, the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company’s various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company’s key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability.

General Policies Regarding Compensation of Executive Officers

In establishing compensation for executive officers, the Committee seeks to:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure senior officer compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the officers’ incentive to increase the Company’s stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior officers in the form of restricted stock and stock options.

Determination of Compensation of Executive Officers for the Year 2002

An independent compensation consultant was retained to assist the Committee in its evaluation of the key elements of the compensation programs for fiscal year 2002. Both the Committee and the compensation consultant evaluated the following in determining the desired positioning of the Company relative to the market, as well as the desired mix of base salary, annual incentives and long-term compensation opportunities:

•	Performance of the Company for 2002 as compared to other REITs, with an emphasis on office REITs;

•	Performance of the Company for 2002 as compared to other real estate companies engaged in activities similar to those engaged in by the Company, with an emphasis on developers; and

•	The current economic environment of the real estate industry in general.

The compensation consultant provided advice to the Committee with respect to competitive practices and the amounts and nature of compensation paid to executives. The compensation consultants also assisted with, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executives. Based upon the compensation consultant’s recommendations, the Company’s executive compensation package consists of a fixed base salary and variable cash and stock-based incentive awards, with a significant component weighted towards the variable components in order to ensure that total compensation reflects the overall success or failure by the Company and the executive officer to meet appropriate performance measures.

Base Salary.    Salary levels of executive officers are established after a review of REITs and other real estate companies deemed comparable to the Company. The Committee generally compares the Company’s performance with that of other REITs and real estate companies engaged in activities similar to those engaged in by the Company. Individual base salaries are reviewed at least annually and salary increases are granted based on each executive’s performance and contribution to the overall success of the Company. Other subjective features are also considered such as the individual’s experience.

Annual Incentive Bonus.    Annual cash and restricted stock awards are granted based upon corporate, operational and individual factors.

For 2002, corporate goals were measured on the basis of achieving targeted earnings, operations, development, disposition and financing objectives. These objectives included earnings as measured by Funds From Operations (“FFO”) per share, total returns on targeted amounts of completed development, performance of the existing property portfolio, completion of a targeted amount of dispositions at targeted selling capitalization rates, execution of specific financing strategies and stockholder returns. Operational goals were measured on specific departmental strategic and operational objectives. Individual performance measures were assessed based upon each individual’s annual goals. Bonuses were determined on the basis of the foregoing.

Long-Term Incentive Compensation.    The Committee recognized that, while the bonus program provides awards for positive short-term and mid-term performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock through the granting of stock-based incentives.

The members of the Committee believe that share performance, over the long-term, will reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve stockholder objectives. To that end, the long-term portion of the Company’s executive compensation package is comprised of stock-based incentives that motivate executives to increase the Company’s stock price and, therefore, the return to the Company’s stockholders.

In granting stock-based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including an assessment of the executive’s achieved performance goals and objectives, and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor companies. Stock options are granted at 100% of the stock’s fair market value on the grant date. Grants of restricted shares of Common Stock are purchased by the executive officers at par value. In February 2003, 109,900 shares of restricted stock were granted to the Company’s Named Executive Officers and 8,833 shares of restricted stock were granted to other senior officers of the Company for services performed during 2002. The Company did not grant options to purchase shares of Common Stock to the Company’s executive officers during 2002.

Chief Executive Officer Compensation.    The compensation of John B. Kilroy, Jr. for the year ended December 31, 2002 was determined in accordance with the criteria discussed above.

Under Mr. Kilroy’s direction, the Company achieved internally-established thresholds for growth in FFO per share, return on and amounts of completed property development, dispositions, performance of the existing property portfolio, and the execution of specific financing strategies. Based on the recommendations of the compensation consultant and in recognition of Mr. Kilroy’s contributions to the achievement of the Company’s goals and continued successful execution of the Company’s long-term business plan, the Committee granted to Mr. Kilroy 49,655 shares of restricted stock, 63.0% of which vest on February 10, 2004 and 37.0% of which vest on February 10, 2005. The Committee did not grant any options to purchase shares of Common Stock to Mr. Kilroy during 2002.

Limitation on Deductibility of Executive Compensation.    Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m), which includes most stock option and other incentive arrangements, the material terms of which have been approved by shareholders.

Despite the fact that the Company’s incentive bonuses are determined based on the evaluation of the Company’s performance and take into consideration certain financial and strategic goals, the Committee does not apply these factors on a strict formulaic basis. As a result, the Company’s incentive bonuses may not satisfy the requirements of Section 162(m). The Committee believes that because the Company qualifies as a REIT under the Code and is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to the Company, provided the Company continues to distribute 90% of its taxable income. The Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible.

Executive Compensation Committee

John R. D’Eathe, Chairman

William P. Dickey

Dale F. Kinsella

PERFORMANCE GRAPH

As a part of the rules concerning executive compensation disclosure, the Company is obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock over a five-year period.

The following line graph compares the change in the Company’s cumulative shareholder return on its shares of Common Stock to the cumulative total return of the NAREIT Equity REIT Total Return Index (“NAREIT Equity Index”), the Standard & Poor’s 500 Stock Index (“S&P 500 Index”), and the SNL Office REIT (Equity) Index for the five-year period ended December 31, 2002. The Company added an additional index, the SNL Office REIT (Equity) Index, to this year’s performance graph since management believes it provides additional information to investors about the Company’s performance relative to a more specific peer group. The SNL Office REIT (Equity) Index is a published and widely recognized index that comprises 25 office equity REITs, including the Company. The graph assumes the investment of $100 in the Company and each of the indices on January 1, 1998 and as required by the Securities and Exchange Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

TOTAL RETURN PERFORMANCE(1)

Measurement Period (Fiscal Year Covered)	Kilroy Realty Corp.	S&P 500 Index	NAREIT Equity Index	SNL Office REITs (Equity)(2)
12/31/97	100	100	100	100
12/31/98	85	129	83	80
12/31/99	90	156	79	81
12/31/00	123	141	99	110
12/31/01	122	125	113	116
12/31/02	116	97	118	111

(1)	Information in the graph was compiled by SNL Financial L.C.

(2)	This index is published by SNL Financial L.C. and includes the Company and 24 other office REITs.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of December 31, 2002, regarding the beneficial ownership of Common Stock (or Common Stock issuable upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person known by the Company to be the beneficial owner of five percent or more of the Company’s outstanding Common Stock (or Common Stock issuable at the Company’s option upon the redemption of Units), (ii) each director and each Named Executive Officer and (iii) the directors and such Named Executive Officers of the Company as a group. Except as indicated below, all of such Common Stock is owned directly, and the indicated person has sole voting and investment power with respect to all of the shares of Common Stock beneficially owned by such person. The Company has relied upon information supplied by its officers, directors and certain stockholders and upon information contained in filings with the Securities and Exchange Commission.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)
Cohen & Steers Capital Management, Inc.	4,050,975	(3)	14.8%
Morgan Stanley	2,187,466	(4)	8.0%
T. Rowe Price Associates, Inc.	1,845,800	(5)	6.7%
John B. Kilroy, Jr.	1,726,140	(6)	6.0%
AEW Capital Management, L.P.	1,555,445	(7)	5.7%
John B. Kilroy, Sr.	1,074,684	(8)	3.8%
Tyler H. Rose	256,900	(9)	*
Jeffrey C. Hawken	252,459	(10)	*
Richard E. Moran Jr.	233,799	(11)	*
Matthew J. Hart	31,001	(12)	*
William P. Dickey	28,001	(13)	*
Dale F. Kinsella	26,001	(14)	*
John R. D’Eathe	26,001	(14)	*
Steven R. Scott	10,422	(15)	*
All directors and Named Executive Officers as a group (10 persons)	3,665,408		12.1%

*	Represents less than 1.0% of outstanding shares of Common Stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

(2)	The number of shares of Common Stock beneficially owned is based on Securities and Exchange Commission regulations regarding the beneficial ownership of securities. The number of shares of Common Stock and the percentage of outstanding shares of Common Stock beneficially owned by a person assumes that all Units held by such beneficial owner are exchanged for shares of Common Stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of December 31, 2002 are exercised and that no options to acquire shares of Common Stock held by other persons are exercised.

(3)	Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by Cohen & Steers Capital Management, Inc. (“Cohen & Steers”). The address for Cohen & Steers is 757 Third Avenue, New York, New York, 10017.

(4)	Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on February 28, 2003 by Morgan Stanley and Morgan Stanley Investment Management Inc., a subsidiary of Morgan Stanley. The address for Morgan Stanley is 1585 Broadway, New York, New York, 10036.

(5)	Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on February 3, 2003 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(6)	Includes (i) 375,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002, (ii) 1,003,960 shares of Common Stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by KI, Kilroy Airport Imperial Co. (“KAICO”) and Kilroy Technologies Company, LLC, a California limited liability company (“Kilroy Technologies”) and allocated to Mr. Kilroy as one of its two shareholders), (iii) 240,549 shares of Common Stock beneficially owned by Mr. Kilroy and (iv) 106,631 restricted shares of Common Stock held directly.

(7)	Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by AEW Capital Management, L.P. (“AEW Capital Management”). The address for AEW Capital Management is World Trade Center East, Two Seaport Lane, 15th Floor, Boston, Massachusetts, 02110-2021.

(8)	Includes (i) 30,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002, (ii) 744,112 shares of Common Stock issuable upon the redemption of Units (including Units beneficially owned by KI, KAICO, and Kilroy Technologies, and allocated to Mr. Kilroy as one of its two shareholders) and (iii) 300,571 shares of Common Stock beneficially owned by Mr. Kilroy.

(9)	Includes (i) 243,698 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002, (ii) 3,202 shares of Common Stock held directly and (iii) 10,000 restricted shares of Common Stock held directly.

(10)	Includes (i) 168,672 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002, (ii) 17,928 shares of Common Stock beneficially owned by Mr. Hawken and (iii) 65,859 restricted shares of Common Stock held directly.

(11)	Includes (i) 92,563 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002 (ii) 96,997 shares of Common Stock held directly and (iii) 44,239 restricted shares of Common Stock held directly.

(12)	Includes (i) 21,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002 and (ii) 10,000 shares of common stock beneficially owned by Mr. Hart.

(13)	Includes (i) 26,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002 and (ii) 2,000 shares of common stock beneficially owned by Mr. Dickey.

(14)	Includes 26,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2002.

(15)	Includes (i) 10,000 restricted shares of Common Stock held directly and (ii) 422 shares of Common Stock held directly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Company, including John B. Kilroy, Sr. and John B. Kilroy, Jr., the Chairman of the Board and the President and Chief Executive Officer, respectively, (or members of their immediate families) have direct or indirect interests in transactions and potential transactions with the Company, the Operating Partnership or Kilroy Services, LLC (“KSLLC”) as described below.

Related Party Transactions

In July 2002, KAICO, a partnership owned by John B. Kilroy, Sr., the Chairman of the Company’s Board of Directors, John B. Kilroy, Jr. the Company’s President and Chief Executive Officer, and certain other Kilroy family members, received a $1.4 million net insurance payment for earthquake related damage to three buildings in an office complex the Company acquired from KAICO in a series of transactions from May 2000 through January 2001. In connection with the acquisition, KAICO and the Company agreed that KAICO would be entitled to retain all claims under policies of insurance in effect with respect to these properties, with the exception that KAICO transferred to the Company the rights to any claims under any insurance policy that related to the portion of the complex known as 909 North Sepulveda Boulevard. Of the total $1.4 million payment, $1.2 million related to claims for 955 and 999 North Sepulveda Boulevard and $0.2 million related to claims for 909 North Sepulveda Boulevard. Based on the agreement between KAICO and the Company discussed above, the $0.2 million that related to 909 North Sepulveda Boulevard was paid to a subsidiary of the Company in July 2002.

As part of the Company’s marketing strategy, KSLCC has an agreement with TradeWind Navigation, Inc., a company wholly-owned by John B. Kilroy, Sr., to charter a sailing vessel for 26 weeks during the year. The Company uses the sailing vessel in its marketing efforts by sponsoring broker events. During 2002, the Company paid TradeWind Navigation, Inc. approximately $0.3 million under this agreement. This agreement will terminate in April 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities of the Company. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company or written representations that no other reports were required, during the year ended December 31, 2002, all Insiders complied with all Section 16(a) filing requirements applicable to them, except that Mr. Hawken was late with respect to the filing of a Statement of Changes of Beneficial Ownership on Form 4 related to a single acquisition in August 2002 of 1,000 shares by a trust of which he is a beneficiary.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

A stockholder desiring to have a proposal included in the Company’s proxy statement for the 2004 annual meeting of stockholders must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by November 22, 2003.

The Company’s bylaws require a stockholder desiring to present a proposal for a vote at the 2004 annual meeting of stockholders to notify the Company’s Secretary in writing. The notice generally must be delivered to or mailed and received at the Company’s principal executive offices (i) not less than 50 days nor more than 75 days prior to the 2004 annual meeting or (ii) if the Company provides less than 65 days public notice of the date of its annual meeting, then not later than the 15th day following the earlier of the day on which public notice of the date for the 2004 annual meeting is published or mailed. Other specifics regarding the notice procedures, including the required content of the notice, can be found in the Company’s bylaws, a copy of which may be obtained without charge by request to the Company’s Secretary at the Company’s executive offices.

Stockholders who wish to have a proposal included in the Company’s proxy statement for the 2004 annual meeting or have a proposal properly brought before the 2004 annual meeting for a vote must comply with the above requirements, as applicable. Stockholders that comply with the rules and regulations of the Securities and Exchange Commission to have a proposal included in the Company’s proxy statement for the 2004 annual meeting will be deemed to have complied with the notice requirements contained in the Company’s bylaws. Stockholder proposals submitted to the Company’s Secretary that do not comply with these requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2004 annual meeting, as applicable.

INDEPENDENT AUDITORS

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) served as the Company’s independent auditors for fiscal year 2002. The Board has determined that Deloitte is independent with regard to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder in effect on the date of this proxy statement. The Audit Committee approves all audit and non-audit services provided by Deloitte. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Deloitte for professional services rendered in connection with the 2002 and 2001 fiscal years are as follows:

Fees	2002	2001
Audit Fees	$195,000	$171,000
Audit-Related Fees	3,500	8,400
Tax Fees	194,592	237,851
All Other Fees(1)	166,630	407,220

	$559,722	$824,471

(1)	Includes the aggregate fees billed by Deloitte for the review of property tax correspondence and coordination of the property tax appeals process.

PROXY SOLICITATION EXPENSE

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company will use the services of Mellon Investor Services LLC, P.O. Box 3315, South Hackensack, NJ, 07606, to assist with the mailing of proxies and expects to pay a fee of approximately $5,000 for these services. Proxies may be solicited by directors, officers, and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 (1-800-SEC-0330), or by way of the Securities and Exchange Commission’s Internet address, http://www.sec.gov.

The Company will provide without charge to each person to whom a copy of the Proxy Statement is delivered, upon the written or oral request of any such persons, additional copies of the Company’s Form 10-K for the period ended December 31, 2002. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary, telephone (310) 481-8400. You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares at the meeting, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

March 21, 2003

By Order of the Board of Directors,

Richard E. Moran Jr.

Executive Vice President,

Chief Financial Officer and Secretary

PROXY

KILROY REALTY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Kilroy Realty Corporation (the “Company”) acknowledges receipt of a copy of the Annual Report and the proxy statement dated March 21, 2003 and, revoking any proxy heretofore given, hereby appoints John B. Kilroy, Sr., John B. Kilroy, Jr., Richard E. Moran Jr. and each of them, as proxies for the undersigned, and hereby authorizes each of them to vote all the shares of Common Stock of the Company held of record by the undersigned on March 4, 2003, at the Annual Meeting of Stockholders to be held on May 8, 2003, or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S RIGHTS PLAN.

(Continue, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

* Detach here from proxy voting card *

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR (except as indicated to the contrary)	WITHHOLD
PROPOSAL 1: ELECTION OF DIRECTORS Nominees: 01 John B. Kilroy, Jr. 02 Dale F. Kinsella	☐	☐	This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the nominees for election in Proposal 1 and AGAINST Proposal 2.

INSTRUCTION: To withhold authority to vote for

any nominee’s name on the space provided below:

	FOR	AGAINST	ABSTAIN
PROPOSAL 2: STOCKHOLDER PROPOSAL RELATING TO THE COMPANY’S RIGHTS PLAN	☐	☐	☐

Please disregard if you have previously provided your consent to electronic delivery.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

☐

Signature                                                                   Signature                                                                               Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  Detach here from proxy voting card  é